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                                  BROWN & WOOD
                             ONE WORLD TRADE CENTER
                         NEW YORK, NEW YORK 10048-0557
                            TELEPHONE:  212-839-5300
                            FACSIMILE:  212-839-5599



                                            March 28, 1996


Sentinel Pennsylvania Tax-Free Trust
National Life Drive
Montpelier, Vermont  05604


Ladies and Gentlemen:

     This opinion is furnished in connection with the registration by Sentinel Pennsylvania Tax-Free Trust, a Pennsylvania common law trust (the "Trust"), of shares of beneficial interest, par value $.01 per share (the "Shares"), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-1A (File No. 33-7664), as amended (the "Registration Statement"), in the amounts set forth under "Amount Being Registered" on the facing page of the Registration Statement.

     As counsel for the Trust, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined such documents as we have deemed appropriate for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, for consideration not less than the par
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value thereof, will be legally issued, fully paid and nonassessable shares of beneficial interest of the Trust. In rendering this opinion, we have relied as to matters of Pennsylvania law upon an opinion of Stradley, Ronon, Stevens & Young, rendered to the Trust.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus and statement of additional information constituting parts thereof.

                                            Very truly yours,
                                            /s/ Brown & Wood

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